Exhibit 99.1

Calgon Carbon Announces Third Quarter Results

PITTSBURGH--(BUSINESS WIRE)--November 2, 2012--Calgon Carbon Corporation (NYSE: CCC) reported results for the third quarter ended September 30, 2012.

For the third quarter of 2012, the company reported a net loss of $0.08 per fully diluted share, as compared to fully diluted earnings per share of $0.25 for the third quarter of 2011.

Net loss for the third quarter of 2012 was $4.5 million versus net income of $14.5 million for the comparable period of 2011.

A restructuring charge of $8.0 million for the third quarter of 2012, related to a previously announced cost reduction program, included $3.7 million of severance and a $3.6 million impairment charge for the permanent closure of the company’s activated carbon manufacturing facility in Datong, China. Results for the third quarter of 2011 included $2.8 million of income due to the reversal of an uncertain tax position liability.

Net sales for the third quarter of 2012 were $135.5 million versus third quarter 2011 sales of $143.6 million, a decrease of 5.6%. Currency translation had a $3.2 million negative impact on sales for the third quarter of 2012 due to the stronger U.S. dollar.

For the third quarter of 2012, sales of Activated Carbon and Service decreased by 11.6%, as compared to the third quarter of 2011. The decline was primarily due to lower demand for activated carbon in the municipal drinking water, environmental air, and wastewater markets. These decreases were partially offset by higher demand for activated carbon in the food market.

Equipment sales increased by 57.5% versus the third quarter of 2011 due to higher revenue recognition on ballast water treatment systems and, to a lesser extent, on ion exchange systems. Third quarter Consumer sales increased 13.3% over the comparable period of 2011 due to higher demand for activated carbon cloth. Net sales less the cost of products sold as a percentage of net sales was 27.3% for the third quarter of 2012 versus 33.8% for the third quarter of 2011. The decline was attributable to maintenance issues, delays associated with a capital project, and hurricane damage at the company’s Pearl River plant, which increased the cost of goods sold by $2.5 million. A $1.7 million write-off of obsolete inventory also contributed to the decline.

Selling, administrative and research expenses for the third quarter of 2012 were $25.8 million, as compared to $24.0 million for the third quarter of 2011. The increase included a $1.7 million pension charge and $1.7 million related to an agreement reached with the company’s former chief executive officer in July 2012.

Calgon Carbon’s board of directors did not declare a quarterly dividend.

Net sales for the nine months ended September 30, 2012 were $420.5 million, a 4.3% increase over the comparable period of 2011. For the nine months ended 2012, currency translation had a $6.5 million negative effect on sales due to the stronger dollar.

Net income for the nine months ended September 30, 2012, was $14.2 million versus $34.3 million for the comparable period of 2011.

Fully diluted net income per common share for the nine months ended September 30, 2012, was $0.25 as compared to $0.60 for the comparable period of 2011.

Commenting on the results, Randy Dearth, Calgon Carbon’s president and chief executive officer, said, “The results for the quarter clearly confirm the need to reduce Calgon Carbon’s cost structure and improve operating efficiencies. We are implementing additional initiatives to address those issues, and that will be our primary focus for the remainder of the year.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, availability of capital and environmental requirements as they relate both to our operations and to our customers, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net Sales	$135,467	$143,594	$420,478	$403,272

Cost of Products Sold	98,544	95,030	294,826	268,883

Depreciation and Amortization	6,756	6,127	19,711	17,322

Selling, Administrative & Research	25,815	24,010	72,853	68,841

Restructuring Charges	7,958	-	7,958	-

Environmental and Litigation	-	199	(19)	(757)

	139,073	125,366	395,329	354,289

Income (Loss) from Operations	(3,606)	18,228	25,149	48,983

Interest Income (Expense) - Net	(1)	204	9	307

Other Income (Expense) - Net	(1,042)	(255)	(1,806)	(491)

Income (Loss) Before Income Tax (Benefit) Provision	(4,649)	18,177	23,352	48,799

Income Tax (Benefit) Provision	(196)	3,662	9,183	14,516

Net Income (Loss)	$ (4,453)	$ 14,515	$ 14,169	$ 34,283

Net Income (Loss) per Common Share
Basic	$ (.08)	$ .26	$ .25	$ .61

Diluted	$ (.08)	$ .25	$ .25	$ .60

Weighted Average Shares
Outstanding (Thousands)
Basic	56,682	56,275	56,611	56,196

Diluted	57,197	56,983	57,171	56,977

Calgon Carbon Corporation

Segment Data:

Segment Sales	3Q12	3Q11	YTD 2012	YTD 2011

Activated Carbon and Service	114,971	130,016	358,561	364,422
Equipment	18,212	11,563	54,217	32,361
Consumer	2,284	2,015	7,700	6,489

Total Sales (thousands)	$ 135,467	$ 143,594	$ 420,478	$ 403,272

Segment
Operating Income (loss)*	3Q12	3Q11	YTD 2012	YTD 2011

Activated Carbon and Service	1,942	25,682	39,771	69,639
Equipment	726	(677)	3,257	(1,543)
Consumer	482	(650)	1,832	(1,791)

Income from Operations (thousands)	$ 3,150	$ 24,355	$ 44,860	$ 66,305

*Before depreciation and amortization. The 2012 quarter and year to date periods include an $8.0 million restructuring charge and a $1.7 million charge related to pension in the Activated Carbon and Service segment. The 2012 quarter and year to date periods also include a $1.7 million charge related to the Company's former CEO which has been primarily allocated to the Activated Carbon and Service segment. The 2011 quarter and year to date periods include a $0.6 million and $1.3 million charge related to a discontinued product line in the Consumer segment. The 2011 year to date period also includes a $1.3 million reduction in an environmental liability in the Activated Carbon and Service segment.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2012	2011

Assets

Current assets:

Cash and cash equivalents	$18,660	$13,574

Restricted cash	-	1,152

Receivables	96,934	102,540

Inventories	112,121	118,348

Other current assets	49,438	42,327

Total current assets	277,153	277,941

Property, plant and equipment, net	253,643	234,549

Other assets	40,749	40,500

Total assets	$571,545	$552,990

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$27,552	$22,894

Current portion of long-term debt	1,854	3,372

Other current liabilities	87,788	89,721

Total current liabilities	117,194	115,987

Long-term debt	283	1,103

Other liabilities	59,110	58,783

Total liabilities	176,587	175,873

Total shareholders' equity	394,958	377,117

Total liabilities and shareholders' equity	$571,545	$552,990

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795